                                                     WICOR
                                           626 East Wisconsin Avenue
                                                 P.O. Box 334
                                             Milwaukee, WI  53201

                                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                           To Be Held April 28, 1994


To the Shareholders of
WICOR, Inc.:

         NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of WICOR, Inc. will be held Thursday, April 28, 1994, at 2:00 P.M. (local time), at the Italian Community Center, 631 East Chicago Street, Milwaukee, Wisconsin, for the following purposes:

          1. To elect four directors to hold office until the 1997 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

          2. To consider and approve the WICOR, Inc. 1994 Long-Term Performance Plan.

          3. To consider and act upon any other business which may be properly brought before the Annual Meeting or any adjournment thereof.

         The close of business Tuesday, February 22, 1994, has been fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

         A proxy and Proxy Statement are enclosed herewith.

                                           By Order of the Board of Directors



                                           ROBERT A. NUERNBERG
                                           Secretary

March 10, 1994

         YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF
DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS, AND RETURN IMMEDIATELY.

                                                     WICOR
                                           626 East Wisconsin Avenue
                                                 P.O. Box 334
                                          Milwaukee, Wisconsin 53201

                                                PROXY STATEMENT
                                                      FOR
                                        ANNUAL MEETING OF SHAREHOLDERS
                                           To Be Held April 28, 1994

         This Proxy Statement is being furnished to shareholders by the Board of Directors of WICOR, Inc. (the "Company") beginning on or about March 10, 1994, in connection with a solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, April 28, 1994, at 2:00 P.M.(local time), at the Italian Community Center, 631 East Chicago Street, Milwaukee, Wisconsin, and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

         Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting and at any adjournment thereof. A properly executed proxy will be voted as directed therein by the shareholder.

         Only holders of record of the Company's Common Stock, $1 par value ("Common Stock"), at the close of business on February 22, 1994, are entitled to vote at the Annual Meeting and at any adjournment thereof. On that date, the Company had outstanding and entitled to vote 16,474,394 shares of Common Stock. The record holder of each outstanding share of Common Stock is entitled to one vote per share.

         The Company is a holding company. Its subsidiaries include Wisconsin Gas Company ("Wisconsin Gas"), Sta-Rite Industries, Inc. ("Sta-Rite") and SHURflo Pump Manufacturing Co. ("SHURflo").


                                      ITEM NO. 1:  ELECTION OF DIRECTORS

         The Board consists of 11 directors. The Company's By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, shareholders will elect four directors to hold office until the 1997 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting). Consequently any shares not voted, whether due to abstentions, broker non-votes or otherwise, have no impact on the election of directors.

         Unless shareholders otherwise specify, the shares represented by the proxies received will be voted "FOR" the indicated nominees for election as directors. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to continue to serve as a director if elected. However, in the event that any nominee should be unable or for good cause unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

         The following tabulation sets forth information regarding the four nominees for election as directors and the seven continuing directors. Except as otherwise noted, each such person has engaged in the principal occupation or employment and held the offices shown for more than the past five years.

         A photograph of each nominee and director continuing in office appears adjacent to the nominee's/director's name and personal information.

                      NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                       For Three-Year Terms Expiring April, 1997

          WILLIE D. DAVIS                              Mr. Davis, 59, is President,             Chief
          Audit and Nominating                         Executive Officer and a director of
            Committees                                 All Pro Broadcasting, Inc., which owns
          Director since 1990                          and operates radio stations in Los
                                                       Angeles and Milwaukee.  Mr. Davis is a
                                                       director of Alliance Bank, The Dow
                                                       Chemical Co., Johnson Controls, Inc.,
                                                       Kmart Corp., L.A. Gear Inc., MGM Grand
                                                       Inc. and Sara Lee Corporation.

          JAMES L. FORBES                              Mr. Forbes, 61, is President and Chief
          Audit and Compensation                       Executive Officer and a director of
            Committees                                 Badger Meter, Inc., a manufacturer and
          Director since 1990                          marketer of flow measurement products.

                                                       Mr. Forbes joined Badger Meter in
                                                       1979.  He was elected President in
                                                       1982 and Chief Executive Officer in
                                                       1987.  He is a director of Blue Cross
                                                       & Blue Shield United of Wisconsin,
                                                       Firstar Corporation, Firstar Trust
                                                       Company, United Wisconsin Services,
                                                       Inc., and Universal Foods Corporation.

          GUY A. OSBORN                                Mr. Osborn, 58, is Chairman, Chief
          Audit (Chairman) and                         Executive Officer and a director of
            Compensation Committees                    Universal Foods Corporation, an inter-
          Director since 1987                          national manufacturer and marketer of
                                                       value-added food products.  He joined
                                                       Universal Foods in 1971 and held
                                                       several executive positions before
                                                       becoming President and Chief Operating
                                                       Officer in 1984.  He  was elected
                                                       President and Chief Executive Officer
                                                       in 1988 and assumed his current
                                                       position in 1990.  He is a director of
                                                       Firstar Corporation, Firstar Bank
                                                       Milwaukee, N.A., and Fleming
                                                       Companies, Inc.

          WILLIAM B. WINTER                            Mr. Winter, 65, is Chairman, Chief
          Nominating and Retirement                    Executive Officer and a director of
            Plans Investment                           Bucyrus-Erie Company, a manufacturer
            (Chairman) Committees                      of mining machinery, and its parent
          Director since 1980                          corporation B-E Holdings Inc. (1).  He

                                                       joined Bucyrus-Erie in 1953, became a
                                                       Vice President in 1965, and was named
                                                       President and Chief Operating Officer
                                                       in 1978.  In 1988 a group of the
                                                       corporation's senior management,
                                                       including Mr. Winter, and outside in-
                                                       vestors acquired all of the common
                                                       stock of B-E Holdings Inc., and Mr.
                                                       Winter assumed his current positions.

/TABLE

                 MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                              Terms Expiring April, 1995

          WENDELL F. BUECHE                          Mr. Bueche, 63, is the President, Chief
          Compensation (Chairman)                    Executive Officer and a director of
            and Retirement Plans                     IMC Fertilizer Group, Inc., a producer
            Investment Committees                    of fertilizers.  He was named to that
          Director since 1984                        position in 1993.  Mr.  Bueche
                                                     previously was Chairman, President and
                                                     Chief Executive Officer of Allis-
                                                     Chalmers Corporation until his
                                                     retirement in 1988.  Mr. Bueche is a
                                                     director of Marshall & Ilsley
                                                     Corporation.

          DANIEL F. McKEITHAN, JR.                   Mr. McKeithan, 58, is President, Chief
          Compensation and Retirement                Executive Officer and a director of
            Plans Investment Committees              Tamarack Petroleum Co., Inc., an
          Director since 1989                        operator of producing oil and gas
                                                     wells.  He has held that position since
                                                     1981.  He is also President and Chief
                                                     Executive Officer of Active Investor
                                                     Management, Inc., a manager of oil and
                                                     gas wells.  He has held that position
                                                     since 1984.  From 1976 to 1982 he was
                                                     Chairman of Jos. Schlitz Brewing Co.
                                                     He is a director of Firstar Corporation
                                                     and The Marcus Corporation, and is a
                                                     trustee of The Northwestern Mutual Life
                                                     Insurance Company.

          GEORGE E. WARDEBERG                        Mr. Wardeberg, 58, is President and
          Nominating Committee                       Chief Executive Officer of the Company,
          Director since 1992                        Chairman of Wisconsin Gas and SHURflo,
                                                     and Chairman and Chief Executive
                                                     Officer of Sta-Rite.  He has held these
                                                     positions since February 1994.
                                                     Previously, he was President and Chief
                                                     Operating Officer of the Company from
                                                     1992 to 1994; Vice Chairman of
                                                     Wisconsin Gas and SHURflo from 1993 to
                                                     1994; Vice Chairman and Chief Executive
                                                     Officer of Sta-Rite from 1993 to 1994;
                                                     Vice President - Water Systems of Sta-
                                                     Rite from 1989 to 1992; and Vice
                                                     Chairman and Chief Operating Officer of
                                                     Whirlpool Corporation from 1985 to
                                                     1989. He is a director of M&I Marshall
                                                     & Ilsley Bank.

          ESSIE M. WHITELAW                          Ms. Whitelaw, 45, is President and
          Audit and Retirement                       Chief Operating Officer of Blue
           Plans Investment Committees               Cross & Blue Shield United of
          Director since 1992                        Wisconsin, a comprehensive health
                                                     insurer.  She has held that position
                                                     since 1992.  Prior thereto, she was
                                                     Vice President - Southeastern Region
                                                     from 1988 to 1992, Vice President -
                                                     Claims from 1987 to 1988, and Vice
                                                     President - Customer Service from 1986
                                                     to 1987 of Blue Cross & Blue Shield
                                                     United of Wisconsin.  She is a director
                                                     of Universal Foods Corporation.
/TABLE

                   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                Terms Expiring April, 1996

          JERE D. McGAFFEY                           Mr. McGaffey, 58, is a partner in the
          Nominating (Chairman) and                  law firm of Foley & Lardner. (2) He has
            Retirement Plans Investment              been in practice with that firm since
            Committees                               1961 and has been a partner since 1968.
          Director since 1980                        Mr. McGaffey is a director of Smith
                                                     Investment Company.

          THOMAS F. SCHRADER                         Mr. Schrader, 44, is President and
          Director since 1988                        Chief Executive Officer of Wisconsin
                                                     Gas and Vice President of the Company.
                                                     He has been with Wisconsin Gas since
                                                     1978, serving as Vice President from
                                                     1983 to 1986, Executive Vice President
                                                     from 1986 to 1988 and President and
                                                     Chief Operating Officer from 1988 to
                                                     1990.  He assumed his current position
                                                     with Wisconsin Gas in 1990.  He was
                                                     elected Vice President of the Company
                                                     in 1988.  Mr. Schrader is a director of
                                                     Firstar Trust Company.

          STUART W. TISDALE                          Mr. Tisdale, 65, served as Chairman
          Audit and Nominating                       and Chief Executive Officer of the
             Committees                              Company until his retirement in
          Director since 1980                        February 1994.  Mr. Tisdale joined Sta-
                                                     Rite as President and Chief Executive
                                                     Officer in 1976.  After Sta-Rite merged
                                                     with the Company in 1982, Mr. Tisdale
                                                     became Vice President of the Company in
                                                     1983, President in 1984, President and
                                                     Chief Executive Officer in 1986, and
                                                     Chairman and Chief Executive Officer in
                                                     1992.  Mr. Tisdale is a director of
                                                     Marshall & Ilsley Corporation, Modine
                                                     Manufacturing Co. and Twin Disc Inc.


(1) On February 18, 1994, B-E Holdings, Inc. and Bucyrus-Erie Company filed a voluntary prepackaged joint plan of reorganization in the United States Bankruptcy Court.

(2) Foley & Lardner was retained in 1993 by the Company and its subsidiaries to provide legal services and has been similarly retained in 1994.

                                            THE BOARD OF DIRECTORS


        The Board held nine meetings in 1993. Each director attended at least 75% of the total of such meetings and meetings of any committees on which such director served. The Board maintains standing Audit, Nominating and Compensation Committees.

        The Audit Committee held two meetings in 1993. The committee's func-tions include recommending the selection of the independent auditors each year; consulting with the independent auditors regarding the scope and plan of audit, internal controls, fees, non-audit services (including the possible effect of such services on the independence of the auditors), the audit report and related matters; reviewing other accounting, internal audit and financial matters; investigating accounting, auditing or financial exceptions which may occur; and overseeing the corporate compliance programs of the Company and its subsidiaries.

        The Nominating Committee held two meetings in 1993. The committee's functions include recommending those persons to be nominated by the Board for election as directors of the Company at the next Annual Meeting of Shareholders and recommending the person to fill any unexpired term on the Board which may occur. The committee will consider nominees recommended by shareholders, but has no established procedures which must be followed to make recommendations.

        The Compensation Committee held two meetings in 1993. The committee's functions include reviewing and recommending adjustments to the salaries of the officers of the Company and its subsidiaries and administering the 1981 Stock Option Plan, the 1987 Stock Option Plan, the 1992 Director Stock
Option Plan, and the incentive compensation plans of the Company and its subsidiaries.

        The Company pays its directors who are not officers of the Company, Wisconsin Gas, Sta-Rite or SHURflo an annual retainer fee of $10,000, plus $600 for each meeting they attend of the Board and committees of the Board on which they serve. Committee chairmen are paid an additional annual retainer fee of $1,000. Committee chairmen receive meeting fees for meetings with the Chief Executive Officer of the Company in preparation for regular committee meetings. Wisconsin Gas pays its directors who are not officers of the Company, Wisconsin Gas, Sta-Rite or SHURflo an annual retainer fee of $7,000, plus $600 for each meeting of the Wisconsin Gas board they attend. Directors who are also officers of the Company, Wisconsin Gas, Sta-Rite or SHURflo receive no fees for service as directors of those companies. Presently, all directors of the Company are also directors of Wisconsin Gas.

        Non-employee directors participate in the 1992 Director Stock Option Plan, pursuant to which options to purchase 2,000 shares of Common Stock are automatically granted annually on the fourth Tuesday in February to each non-employee director. The exercise price per share for options granted under the 1992 Director Stock Option Plan is equal to the fair market value of a share of Common Stock on the date of grant. On February 23, 1993, Messrs. Bueche, Davis, Forbes, McGaffey, McKeithan, Osborn and Winter and Ms. Whitelaw each received an option to purchase 2,000 shares of Common Stock at a per-share exercise price of $27.3125. Options granted under the 1992 Director Stock Option Plan are immediately exercisable and have a ten-year term; provided, however, that no option may be exercised after 24 months have elapsed from the date the optionee ceased being a director. On February 22, 1994, options to purchase an additional 2,000 shares of Common Stock were granted to the non-employee directors at a per-share exercise price of $30.4375.

        The Company and Wisconsin Gas each maintain a deferred compensation plan for active directors which entitles a director of the respective corporation to defer directors' fees until the director ceases to be an active director. All amounts deferred are unsecured and accrue interest at the prevailing announced prime interest rate of a major commercial bank.

        The Company and Wisconsin Gas maintain retirement plans for directors who are not officers of the Company or its subsidiaries, have reached the age of 65, and have served at least five years as a director of the Company or Wisconsin Gas. Retired directors receive essentially the same annual compensation as active directors receive ($16,000 from the Company and $11,200 from Wisconsin Gas for 1994). Retirement benefits are payable for a period equal to the director's service as a director, up to 10 years, or until the death of the retired director, whichever occurs earlier.


                                       SECURITY OWNERSHIP OF MANAGEMENT


        The following tabulation sets forth the number of shares of Common Stock beneficially owned, as of February 28, 1994, by each director and nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.

Title of
 Class
- ----------------
Common Stock
    Name of
Beneficial Owner
- ----------------------
Wendell F. Bueche
Willie D. Davis
James C. Donnelly
James L. Forbes
Jere D. McGaffey
Daniel F. McKeithan, Jr.
Guy A. Osborn
Thomas F. Schrader
Stuart W. Tisdale
George E. Wardeberg
Joseph P. Wenzler
Essie M. Whitelaw
William B. Winter

All directors and executive
officers as a group (14 persons).
Amount and Nature
  of Beneficial
   Ownership (1)(2)
- -------------------
                                                                               6,356
                                                                               4,500
                                                                              46,394
                                                                               5,000
                                                                               6,798
                                                                               5,000
                                                                               6,000
                                                                              95,862
                                                                             211,492 (4)
                                                                              23,799
                                                                             106,187 (5)
                                                                               4,000
                                                                               6,420

                                                                             573,423

Percent of
 Class (3)
- ----------
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                      1.3%
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -
                                                                                                       -


                                                                                                      3.4%


(1) Each beneficial owner exercises sole voting and investment power with respect to the shares shown as owned beneficially, except as noted in footnotes (4) and (5).

(2) Includes the following numbers of shares covered under options exercisable as of or within 60 days of February 28, 1994: Mr. Donnelly, 45,200; Mr. Schrader, 73,400; Mr. Tisdale, 135,692; Mr. Wenzler, 69,800; Messrs Bueche, Davis, Forbes, McGaffey, McKeithan, Osborn and Winter and Ms. Whitelaw, 4,000 each.

(3) Where no percentage figure is set out in this column, the person owns less than 1% of the outstanding shares.

(4)     Includes 4,852 shares owned by Mr. Tisdale's spouse.

(5)     Includes 526 shares owned by Mr. Wenzler's spouse.

                                           EXECUTIVE COMPENSATION

        The following tabulation is a three-year summary of the compensation awarded or paid to, or earned by, the Company's chief executive officer and its four most highly compensated executive officers whose total cash compensation exceeded $100,000 in 1993.

                                            SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                          Compen-
                                                     Annual Compensation                   sation
                                       ---------------------------------------------     ----------
                                                                                           Awards
                                                                                         ----------
                                                                                         Securities
                                                                           Other Annual  Underlying     All Other
Name and Principal                                                         Compensation    Options/   Compensation
Position                                  Year    Salary($)     Bonus($)    ($) (1)       SARs(#)         ($) (2)
- -------------------------------           ----    ---------     --------   ------------  ----------   ------------
Stuart W. Tisdale, Chairman and           1993     $488,750     $244,375                     26,100        $19,533
  Chief Executive Officer of              1992      470,000      145,000                     25,000         14,574
  the Company and Chairman of             1991      435,000      180,000                     18,000          9,112
  Wisconsin Gas, Sta-Rite
  and SHURflo (3)

George E. Wardeberg, President and        1993      272,000      150,000      $52,459        18,000         16,257
  Chief Operating Officer of the          1992      220,567       37,825                      6,000          4,364
  Company, Vice Chairman and              1991      185,000            0                      4,000          2,456
  Chief Executive Officer of
  Sta-Rite and Vice Chairman of
  Wisconsin Gas and SHURflo (4)

Thomas F. Schrader, Vice President        1993      260,000      142,881                     10,500         15,192
  of the Company and President and        1992      248,500       75,000                     13,200         13,776
  Chief Executive Officer of              1991      226,125      100,000                     12,000         10,966
  Wisconsin Gas

James C. Donnelly, Vice President         1993      236,250      110,174                      7,950         15,203
  of the Company and President and        1992      208,725       35,163                      8,850         13,011
  Chief Operating Officer of              1991      182,500       47,750                      9,000         10,224
  Sta-Rite

Joseph P. Wenzler, Vice President,        1993      245,300      100,629                      9.750         15,131
  Treasurer and Chief Financial           1992      245,300       33,695                     13,200          6,171
  Officer of the Company; Vice            1991      231,023       50,000                     12,000          3,753
  President and Chief Financial
  Officer of Wisconsin Gas; and
  Secretary and Treasurer of
  SHURflo (5)


(1) Of the amount reported in this column for Mr. Wardeberg, $43,255 represents a one-time club membership fee. The aggregate amount of personal benefits provided by the Company and its subsidiaries to the other executive officers named in this table in any year, and for Mr. Wardeberg in 1991 and 1992, did not exceed the lesser of $50,000 or 10% of each executive officer's annual salary and bonus reported in the table for any of the years indicated.

(2) The amounts shown in this column for 1993 are comprised of the following items: Company contributions to 401(k) and supplemental savings plans: Mr. Tisdale $16,667; Mr. Wardeberg $13,391; Mr. Schrader $12,326; Mr. Donnelly $11,743; and Mr. Wenzler $12,265. Supplemental medical insurance premium: Mr. Tisdale $2,866; Mr. Wardeberg $2,866; Mr. Schrader $2,866; Mr. Donnelly $2,866; and Mr. Wenzler $2,866. Above market earnings on deferred compensation: Mr. Donnelly $594.

(3)   Mr. Tisdale retired February 1, 1994.

(4) On February 1, 1994, Mr. Wardeberg was elected President and Chief Executive Officer of the Company; Chairman of Wisconsin Gas and SHURflo; and Chairman and Chief Executive Officer of Sta-Rite.

(5)   Mr. Wenzler was elected Secretary and Treasurer of SHURflo on July 28,
      1993.


Stock Option Information
- ------------------------
      The Company has in effect the 1987 Stock Option Plan pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following tabulation sets forth information regarding grants of options made by the Company in 1993 to the executive officers named in the Summary Compensation Table. No SARs have been awarded under the 1987 Plan.

                                    OPTION/SAR GRANTS IN 1993 FISCAL YEAR




                                                                                                 Grant
                                       Individual Grants                                       Date Value
- ------------------------------------------------------------------------------------------    ------------
                                               Percent of
                                              Total Options
                          Number of Sec.        Granted to      Exercise or                       Grant
                          Under. Opt./SARs     Employees in     Base Price     Expiration     Date Present
        Name                Granted (#)        Fiscal Year        ($/sh.)         Date           Value(3)
- ----------------------    ----------------    --------------    ----------    ------------    ------------
Stuart W. Tisdale            26,100 (1)            21.9%          $27.3125        2/23/04       $  88,479

George E. Wardeberg          12,000 (1)            10.0            27.3125        2/23/04          40,680
                              6,000 (2)                            27.3125        2/23/04          20,340

Thomas F. Schrader            7,000 (1)             5.9            27.3125        2/23/04          23,730
                              3,500 (2)                            27.3125        2/23/04          11,865

James C. Donnelly             5,300 (1)             4.4            27.3125        2/23/04          17,967
                              2,650 (2)                            27.3125        2/23/04           8,984

Joseph P. Wenzler             6,500 (1)             5.5            27.3125        2/23/04          22,035
                              3,250 (2)                            27.3125        2/23/04          11,018


(1) These options are nonstatutory stock options for purposes of the Internal Revenue Code. The options became exercisable on February 23, 1993.

(2) These options are not immediately exercisable. They will become exercisable on February 23, 1996, provided a specified total return to shareholders objective for the period 1993 to 1995 is achieved. These options are nonstatutory stock options for purposes of the Internal Revenue Code.

(3) Amounts in this column were calculated using the Black-Scholes option pricing model. The model assumes: (a) an option term of 11 years;
       (b) a risk-free interest rate of 7.0%; (c) volatility (variance of rate of return) of .2038; and (d) a dividend yield of 6.5%.


       The following tabulation sets forth information regarding the exercise of stock options during 1993 and the unexercised options held at December
31, 1993, by each of the executive officers named in the Summary
Compensation Table.


AGGREGATED OPTION/SAR EXERCISES IN 1993 FISCAL YEAR AND FY-END OPTION/SAR
VALUES

                                                         Numbers of Securities           Value of Unexercised
                                                         Underlying Unexercised          In-the-Money Options/
                                                       Options/SARs at FY-End (#)          SARs at FY-End ($)
                      Shares Acquired      Value       --------------------------------------------------------------
      Name            on Exercise (#)   Realized ($)   Exercisable   Unexercisable    Exercisable   Unexercisable
- -----------------     ---------------   ------------   -----------   -------------    -----------   -------------
Stuart W. Tisdale              5,000    $    82,188       133,692               0     $1,280,732    $          0

George E. Wardeberg           12,000         27,750             0           8,000              0          39,250

Thomas F. Schrader             2,000         27,625        75,400           7,900        810,124          45,731

James C. Donnelly                  0              0        45,200           5,600        453,956          31,931

Joseph P. Wenzler              2,100         33,272        69,800           7,650        753,655          44,684

/TABLE

Pension and Retirement Plans
- ----------------------------
       The Company and its subsidiaries maintain pension and retirement plans in which the executive officers and other employees participate. The companies also maintain supplemental retirement plans for officers and certain other employees to reflect certain compensation that is excluded under the retirement plans and to provide benefits that otherwise would have been accrued or payable except for the limitations imposed by the Internal Revenue Code.

       The following tabulation sets forth the annual retirement benefits payable under the pension plans, as supplemented, for the indicated levels of final average earnings with various periods of credited service. Benefits reflected in the table are based on an assumed retirement age of 65.


                                              PENSION PLAN TABLE

                                            Years of Service
                       ------------------------------------------------
Remuneration                        15            20            25            30            35
- ------------                     --------      --------      --------      --------      --------
$  200,000                       $ 58,616      $ 78,155      $ 89,424      $ 92,424      $ 95,424

       250,000                     73,466        97,955       112,074       115,824       119,474

       300,000                     88,316       117,755       134,724       139,224       143,724

       350,000                    103,166       137,555       157,374       162,624       167,874

       400,000                    118,016       157,355       180,024       186,024       192,024

       450,000                    132,866       177,155       202,674       209,424       216,174

       500,000                    147,716       196,955       225,324       232,824       240,324

       550,000                    162,566       216,755       247,974       256,224       264,474

       600,000                    177,416       236,555       270,624       279,624       288,624


       The compensation covered by the pension plan, as supplemented, for the named executive officers includes all compensation reported for each individual as salary and bonus in the Summary Compensation Table. Messrs. Tisdale, Wardeberg, Schrader, Donnelly and Wenzler have 30, 4, 15, 6 and 20 years, respectively, of credited service under the pension plan. Pursuant to the supplemental retirement plan, Mr. Tisdale, who retired February 1, 1994, receives supplemental retirement benefits computed under the benefit formula, but with the years of credited service from 1986 through 1994 deemed to be 2-1/2 years for each year of actual credited service. The effect of this supplemental program is to provide Mr. Tisdale, commencing at age 65, with approximately the same aggregate retirement benefit under the pension plan, as supplemented, as he would have received at that age under the pension plan if he had 30 years of credited service. Pursuant to a supplemental retirement plan, Mr. Schrader will receive a supplemental retirement benefit of $25,000 per year for 15 years beginning at age 65, payable in monthly installments.

       A retired executive officer who is married at the time of retirement and selects one of the available joint and surviving spouse annuity payment options will also receive the difference between the monthly benefits payable under the single life annuity payment option and the 50% joint and surviving spouse annuity payment option for the lives of the retired officer and spouse. Upon the death of the retired officer, the surviving spouse will receive 50% of the supplemental benefit for life.

       The retirement benefits set out in the above table are based on a straight life annuity. The election of other available payment options would change the retirement benefits shown in the table. The plan does not provide for reduction of retirement benefits to offset Social Security or any other retirement benefits.

     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Company's executive compensation program is administered by the Compensation Committee of the Board. The Compensation Committee is comprised of four independent, non-employee directors. Following Compensation Committee review and approval, matters relating to executive compensation (other than the grant of stock options) are submitted to the full Board for approval. The Compensation Committee utilizes an independent compensation consultant. The consultant provides advice to the Committee on compensation-related issues, including incentive plan design and competitive compensation data for officer positions.

Compensation Policies
- ---------------------
       Policies are used to set a general direction and as a backdrop against which specific compensation decisions are made.

       - Design of executive pay programs is intended to attract and retain top talent, motivate and reward performance.

       - Differences in pay practices and performance measures between the Company's primary lines of business are recognized.

       - Compensation opportunities, by component and in the aggregate, are targeted at the median (50th percentile) of competitive practice.

       - Achievement of incentive compensation levels is dependent on attainment of performance goals as agreed to by the Board annually. These goals relate to the achievement of the Company's operating and financial plan, individual objectives and milestones in the Company's longer-term strategic plan.

       - In business units where an all-employee bonus or profit-sharing program exists, a portion of each executive's incentive compensation is determined on the same criteria.

       - The focus on enhancement of shareholder value is accomplished by tying a significant portion of total pay to performance of the Company's stock.

       In assessing executive performance and pay, the members of the Compensation Committee consider factors outside the formal incentive plans. These factors include operational and financial measures not specifically incorporated in the incentive plans, and actual performance in dealing with unanticipated business conditions during the year. The Compensation Committee believes such factors should be considered in addition to the more formalized factors to assess and reward executive performance properly.

Components of Compensation
- --------------------------
       Base salary --- The Compensation Committee uses comparison information to target salary ranges for its officers in both its utility and manufacturing businesses. Competitive data sources vary by business unit. Salary range midpoints for gas utility positions are set relative to a comparison of other relevant gas utilities; a substantial number (more than 75%) of the proxy peer group companies comprising the Kidder, Peabody Gas Distribution Utility Index are included in this survey sample. Salary range midpoints for the Company's non-utility positions are set relative to a comparison to other relevant manufacturing organizations. In both cases, salary ranges are targeted at or near the 50th percentile of the competitive data.

       Annual Incentive Plan --- The Company and each subsidiary has an annual incentive compensation plan tailored to that company. The Company's officers hold executive positions with the Company and one or more of its operating subsidiaries. As a result, they also participate in the incentive plans of each subsidiary of which they serve as an officer on a pro rated basis. The plans set incentive targets for each officer ranging from 25% to 50% of base salary. The Company's annual incentive plan is entirely discretionary, but awards generally are based on overall corporate financial performance and achievement of non-financial and individual performance objectives. The annual incentive plans of the operating subsidiaries are designed to compensate the officers of each subsidiary primarily on a formula basis. The formula for the gas utility bases 75% of the targeted award on financial, customer service and safety factors. The formula for the manufacturing company bases 67% of the targeted award on financial factors. The balance of the targeted awards for each subsidiary company is based upon non-financial and individual objectives. These factors include product leadership, market leadership, asset management, personnel management and development, customer service, safety, and achievement of personal objectives.

       Long-term incentive plan --- The Company's long-term incentive compensation plan provides for annual awards of stock options under the Company's 1987 Stock Option Plan. Both "standard" and "performance" non-statutory stock options are granted under the plan. Standard options are immediately vested and exercisable. Performance options vest and become exercisable after three years, provided that a specified three-year total return to shareholder objective is achieved. The targets for standard option awards are established as percentages of salary, which are converted into option awards based on the value of a share of the Common Stock on the date of grant. Performance option awards equal approximately 50% of the standard option awards. The plan, which was developed for the Company by a nationally-recognized compensation consulting firm, targets each officer's long-term incentive opportunity at the 75th percentile of competitive practice for outstanding performance.

       Compensation for 1994 --- During late 1993 and early 1994, the Compensation Committee and management have been working with an outside consultant to refine the approach to incentive compensation for the Company's top officers. This approach, which is implemented for 1994, is consistent with the overall compensation policies stated earlier. The revised compensation approach provides for:

       - Specific performance measures and standards for the annual incentive plan for the Company and operating subsidiary officers. For Company officers, this replaces a more discretionary approach used in prior years. Holding company officers will have their incentives based entirely on the Company's earning per share (EPS) performance relative to pre-established standards. Operating subsidiary presidents will have their incentives based upon a combination of the operating company's income performance, other key subsidiary objectives, and Company EPS performance (75% weight will be on the operating company measures).

       - A long-term incentive that will be split 50%/50% (based on value) between stock options and a new performance share plan. Stock options will be granted annually. Performance shares will be granted bi-annually and will be earned-out based upon the Company's three-year total shareholder return performance relative to the proxy peer group for holding company officers and subsidiary presidents. Selected subsidiary officers will also participate in this plan; for these individuals shares will be earned-out based strictly upon a specific three-year financial performance goal for the subsidiary company.

Compensation of Officers
- ------------------------
       The Compensation Committee sets base salaries of officers within the established ranges. The Compensation Committee considers specified financial measures tailored to the Company and each subsidiary, each officer's contribution to achieving corporate goals, and such officer's achievement of personal performance objectives. Examples of financial measures are net income earned relative to budget, return on total assets, return on sales, and rate of return earned versus allowed. Examples of personal performance objectives are set out below in the discussion of the chief executive officer's compensation.

       Since the Company's principal subsidiaries operate in different industries with different compensation practices, and since each officer's duties differ, the Compensation Committee weighs the financial factors differently for each officer. For example, the rate of return earned versus that nominally allowed by state regulatory authorities having jurisdiction over the gas utility subsidiary is applicable only to officers of the utility company, whereas return on total assets and return on sales are applicable primarily to officers of the manufacturing subsidiaries.

       As stated above, a portion of each officer's annual incentive award, if any, is formula-based. The Compensation Committee has generally based the individual portion of incentive awards on achievement of the overall corporate financial, subsidiary non-financial and individual performance objectives. During the last three years, incentive awards to officers, other than the chief executive officer, have ranged from zero to 110% of target.

       The range of standard stock option awards to all officers is prescribed by the long-term incentive plan approved by the Compensation Committee. The specific number of standard options awarded within the range is determined by the Compensation Committee based on the number of options to be awarded to all key employees of the Company and its subsidiaries, the number of options previously granted and outstanding, overall corporate performance and personal performance. As stated, generally the number of performance options awarded equals 50% of the number of standard options awarded.
However, the Compensation Committee may exercise its discretion in determining the precise grant to each officer.

Compensation of the Chief Executive Officer
- -------------------------------------------
       For 1993, the Compensation Committee increased the base salary of Stuart W. Tisdale, the Company's Chief Executive Officer, by $25,000, or 5.3% effective April 1, 1993. The increase was based on his overall performance, as demonstrated by the increase in the Company's total return to shareholders in 1992 compared to the peer group which is shown in the graph in the Performance Presentation section below, and his position in the salary range. The increase sets Mr. Tisdale's salary in the fourth quartile of the range targeted by the Compensation Committee.

       The Compensation Committee awarded Mr. Tisdale 26,100 standard options in 1993. The total number of options awarded was at the targeted number established in the long-term incentive compensation plan and reflects the fact that the Compensation Committee began the practice of granting the additional performance options in 1992. However, recognizing both Mr. Tisdale's pending retirement in February 1994, and the fact that performance options vest in 1996 if the financial objective for the period 1993 to 1995 is met, the Compensation Committee granted Mr. Tisdale only standard options.

       The incentive awarded to Mr. Tisdale for 1993 was $244,375, or 50% of his salary as compared to a target of 50% of salary. This award reflects Mr. Tisdale's significant contributions to the Company during 1993. The Company's financial objectives were met with net earnings and earnings per share increasing 29% and 24%, respectively. The total return to shareholders was 22% for 1993 as compared to the total return of the Standard & Poor's stock index and industry peer group index of 10% and 13%, respectively. In addition, Mr. Tisdale accomplished his personal objectives in the areas of executive succession planning, strategic planning and acquisitions.

Compliance with New Tax Regulations
- -----------------------------------
       The Company has considered the implications of the new Section 162(m) tax rules regarding deductibility of annual executive compensation over $1 million. The cash compensation levels for Company officers fall well below this level and, hence, no specific changes are proposed to the cash compensation program. However, it is important to note that many of the changes described above are consistent with the new tax rules regarding performance-based compensation incentives.

       The Compensation Committee does, however, intend to seek qualification of the stock components of the program as "performance-based compensation" plans pursuant to these tax rules. To that end, proposals are included in this Proxy Statement establishing a per-person limitation for stock option and restricted stock awards, and details of the new performance share plan are disclosed and submitted for shareholder approval.

                      Wendell F. Bueche, Chairman
                      James L. Forbes
                      Daniel F. McKeithan, Jr.
                      Guy A. Osborn
                      Members of the Compensation Committee


                                           PERFORMANCE PRESENTATION

       The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (dividends declared plus share appreciation) to the S&P 500 Stock Index and the Kidder, Peabody Gas Distribution Utility Index, comprised of 35 U.S. natural gas distribution utilities. The information presented assumes that all dividends were reinvested.

       [Performance graph will appear here.]

                                   Comparison of Five-Year Cumulative Return
                                       Among WICOR, Inc., S&P 500 Index
                              and Kidder, Peapody Gas Distribution Utility Index

                                              Measurement Period - FYE
                                       Measurement Point - December 31, 1988
                                ----------------------------------------------------
                                 1988         1989         1990         1991         1992         1993
                                ------       ------       ------       ------       ------       ------
       WICOR                    $ 100        $ 135        $ 114        $ 151        $ 180        $ 218

       S & P 500                $ 100        $ 132        $ 128        $ 166        $ 179        $ 197

       Kidder                   $ 100        $ 134        $ 130        $ 149        $ 175        $ 199



ITEM NO. 2:  APPROVAL OF THE
1994 LONG-TERM PERFORMANCE PLAN

General
- -------
       The purpose of the WICOR, Inc. 1994 Long-Term Performance Plan (the "1994 Plan") is to enhance the ability of the Company and its affiliates to attract, retain and motivate key salaried employees upon whom, in large measure, the sustained growth and profitability of the Company depend, and to provide incentives to those key salaried employees that are more directly linked to the profitability of the Company's businesses and increases in shareholder value.

       The Company currently has in effect the 1987 Stock Option Plan. The Company also has a 1981 Stock Option Plan which expired on December 16, 1991, except as to outstanding options. As of March 1, 1994, approximately 643,900 shares of Common Stock were available for grant under the 1987 Stock Option Plan. However, if the 1994 Plan is approved and adopted by the shareholders at the Annual Meeting, no additional options will be granted under the 1987 Stock Option Plan. To allow for various equity-based compensation awards to be made by the Company, the 1994 Plan was adopted by the Board on March 1, 1994, and is effective as of that date, subject to approval by the shareholders at the Annual Meeting.

       The following summary description of the 1994 Plan is qualified in its entirety by reference to the full text of the 1994 Plan which is attached to this Proxy Statement as Appendix 1.

Administration
- --------------
       The 1994 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors consisting of four non-employee directors who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Subject to the terms of the 1994 Plan, the Committee has authority to interpret the 1994 Plan, prescribe, amend and rescind rules and regulations relating to the 1994 Plan, and make all other determinations necessary or advisable for the administration of the 1994 Plan.

Participation
- -------------
       The Committee will select participants in the 1994 Plan from among key salaried employees of the Company and its affiliates. The Committee will solicit and consider recommendations of the Chief Executive Officer in determining those key salaried employees who will be eligible to participate in the 1994 Plan. Approximately 90 employees are currently eligible to participate in the 1994 Plan.

Stock Subject to the 1994 Plan
- ------------------------------
       The 1994 Plan provides for the issuance of up to 820,000 shares of Common Stock, subject to adjustment as described below. Awards may be granted as options (either incentive stock options or non-qualified stock options), stock appreciation rights or restricted stock. No participant can be granted awards that could result in such participant exercising options for, or stock appreciation rights with respect to, more than 125,000 shares of Common Stock or receiving restricted stock awards for more than 25,000 shares of restricted stock under the 1994 Plan. If an option granted under the 1994 Plan expires, is forfeited, is canceled or is terminated unexercised as to any shares, such shares will again be available for issuance under the 1994 Plan, provided that if a new award for additional shares is granted to a participant in connection with such an expiration, forfeiture, cancellation or termination, then the shares subject to the expiration, forfeiture, cancellation or termination will reduce the number of shares that can otherwise be issued under the 1994 Plan. Shares to be issued under the 1994 Plan may be either authorized but unissued or treasury shares.

       In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, exchange of shares or other similar corporate change, the number of shares subject to outstanding options and their stated option prices, and the number of shares subject to the 1994

 Plan, will be adjusted equitably by the Committee. In such event, the Committee will also adjust equitably the number of shares subject to restricted stock grants and the number of outstanding stock appreciation rights and related grant values.

Options
- -------
       Options may be granted to participants at such times as determined by the Committee. The Committee will also determine the number of options granted and whether an option is to be an incentive stock option or non-qualified stock option. Pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000. The option price per share of Common Stock will be fixed by the Committee, but will not be less than the fair market value of the Common Stock on the date of grant and cannot be subsequently changed except as noted above. No option shall be granted, directly or indirectly, in connection with the expiration, forfeiture, cancellation or termination of an option previously granted under the 1994 Plan prior to its normal expiration date if such expired, forfeited, cancelled or terminated option had an exercise price higher than the exercise price of the option proposed to be granted. The Committee will determine the expiration date of each option, but the expiration date will not be later than the tenth anniversary of the grant date. Options will be exercisable at such times and be subject to such restrictions and conditions as the Committee deems necessary or advisable. No options will be assignable or transferable by a participant, except by will or the laws of descent and distribution and may be exercised during the life of the participant only by the participant. The Committee may impose other restrictions on transferability and exercisability of awards granted under the 1994 Plan to ensure compliance with Rule 16b-3 under the Exchange Act.

       At the time of exercise, the option price must be paid in full. The Committee will determine the form of payment, which may include either (i) cash; (ii) tendering shares of stock having a fair market value at the time of exercise equal to the option price; (iii) electing to have the Company withhold from shares of stock otherwise issuable upon exercise that number of shares of stock having a fair market value at the time of exercise equal to the option price; (iv) a combination of (i), (ii) and (iii); or (v) such other form of payment as the Committee determines. The Committee may permit the practice known as "pyramiding" whereby shares of stock acquired upon exercise of an option are simultaneously surrendered in exchange for all or part of the remaining shares subject to the option.

Stock Appreciation Rights
- -------------------------
       The Committee may also grant stock appreciation rights under the 1994 Plan, independently or in tandem with, a related option. Stock appreciation rights give the participant the right to receive a payment (in cash, shares of Common Stock, or a combination thereof as the Committee shall determine) equal to the excess of the fair market value of a share of Common Stock at the date of exercise over the option exercise price.

       Stock appreciation rights will be exercisable at such times, and on such conditions as the Committee shall determine. Stock appreciation rights granted to officers must be exercised in compliance with Rule 16b-3 under the Exchange Act, and the Committee may impose such conditions on exercise as may be required to satisfy the requirements of Rule 16b-3.

       When a stock appreciation right granted in tandem with a related option is exercised, the number of shares issuable under the related option will be reduced by the number of shares covered by the stock appreciation right, and such shares cannot be granted again under the 1994 Plan. The exercise of an option will result in an equivalent reduction in the number of shares covered by the related stock appreciation right, except that if a stock appreciation right is granted for less than all of the shares covered by the related option, no such reduction will be made until such time as the number of shares exercised under the option exceeds the number of shares not covered by the stock appreciation right.

       Under generally accepted accounting principles, outstanding stock appreciation rights (whether granted independently or in tandem with stock options) require a charge against Company income equal to the increase in the value of such stock appreciation rights. No comparable charge against Company income is required for outstanding stock options.

Restricted Stock
- ----------------
       The Committee may grant shares of restricted stock to participants in such amounts and at such times as it will determine. Restricted stock awards to Company officers and the Chairman and President of each Company subsidiary will be based on attaining, over a period of at least three years, a specified compounded annual total shareholder return (stock price appreciation plus Company cash dividends paid and assumed to be reinvested in Common Stock) compared to a specified group of gas distribution utilities. Shares of restricted stock may not be transferred in any way, other than by will or by the laws of descent and distribution, for the period of restriction. The restrictions applicable to the participants will be set by the Committee. After the period of restriction, the shares of restricted stock become freely transferable.

       The Committee may impose such restrictions on restricted stock as it may deem appropriate. If any dividends or distributions are paid in shares of capital stock, the shares will be subject to the same restrictions on transferability as the shares on which the dividends or distributions are paid.

       Under generally accepted accounting principles, the compensation expense for restricted stock will be recognized on a current basis by the Company throughout the performance period.

Tax Withholding
- ---------------
       Whenever shares of Common Stock are to be issued under the 1994 Plan, the Company may withhold from any cash otherwise payable to the participant or require the participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding taxes. Unless the Committee determines otherwise, and subject to the requirements of Rule 16b-3 under the Exchange Act, a participant may satisfy such withholding requirements by tendering already owned shares of Common Stock or requiring the Company to withhold shares of Common Stock from the exercised option stock.

Certain Federal Income Tax Consequences
- ---------------------------------------
       Stock Options --- The grant of a stock option under the 1994 Plan will create no income tax consequences to the employee or the Company. An employee who is granted a non-qualified stock option will generally recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the employee. A subsequent disposition of the Common Stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Common Stock on the date of exercise. This capital gain or loss will be a long-term capital gain or loss if the Common Stock has been held for more than one year from the date of exercise.

       In general, an employee will recognize no income or gain at the time of exercise of an incentive stock option (except that the alternative minimum tax may apply). If the employee holds the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the date of grant and one year form the date of exercise, any gain or loss realized by the employee on disposition of the Common Stock will be treated as a long-term capital gain or loss. No deduction will be allowed to the Company. If these holding period requirements are not satisfied, the employee will recognize ordinary income at the time of the disposition equal to the lesser of (i) the gain realized on the disposition; or (ii) the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the employee. The Committee may provide for a sharing between the Company and the participant of any tax benefits to the Company arising from such disqualifying disposition. Any additional gain realized by the employee over the fair market value at the time of exercise will be treated as a capital gain. This capital gain will be a long-term capital gain if the Common Stock has been held for more than one year from the date of exercise.

       Stock Appreciation Rights --- The grant of a stock appreciation right will create no income tax consequences for the employee or the Company.
Upon exercise of a stock appreciation right, the employee will recognize ordinary income equal to the amount of any cash and the fair market value of any shares of Common Stock or other property received, except that if the employee receives stock upon exercise of a stock appreciation right, recognition of income may be deferred in accordance with the rules applicable to such an award. The Company will be entitled to a deduction in the same amount and at the same time as income is recognized by the employee.

       Restricted Stock --- An employee will not recognize income upon the award of restricted stock under the 1994 Plan unless the election described below is made. However, an individual who has not made such an election will recognize ordinary income at the end of the applicable restriction period in an amount equal to the fair market value of the restricted stock at such time. The Company will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the end of the applicable restriction period will result in capital gain or loss (long-term or short-term depending on the length of time the restricted stock is held after the end of the applicable restriction period). Dividends paid in cash and received by a participant prior to the end of the applicable restriction period will constitute ordinary income to the participant, and the Company will be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described above.

       An employee may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award. The Company will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the election is made, any cash dividends received with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in capital gain or loss (long-term or short-term depending on the holding period). If the participant who has made an election subsequently forfeits the restricted stock, the participant will not be entitled to deduct the amount previously included in income as a loss. The Company would then be required to include as ordinary income the amount of the deduction it originally claimed with respect to such shares.

Outstanding Awards
- ------------------
       As of date hereof, 137,200 non-qualified stock options and 23,000 shares of restricted stock have been granted under the 1994 Plan to 81 participants, subject to approval of the 1994 Plan by the shareholders.

Duration of Plan
- ----------------
       The 1994 Plan will remain in effect until all Common Stock subject to it has been purchased or acquired, unless terminated earlier by the Board of Directors. However, no option, stock appreciation right or restricted stock may be granted after March 1, 2004.

Amendment, Modification and Termination
- ---------------------------------------
       The Board of Directors may amend, modify or terminate the 1994 Plan at any time, provided that no such action of the Board, without approval of the shareholders, may (i) increase the maximum number of shares issuable under the 1994 Plan or the maximum number of shares which can be awarded to any participant; (ii) modify the performance criteria pursuant to which restricted stock vests; (iii) materially modify the eligibility requirements for participation in the 1994 Plan; or (iv) materially increase the benefits to participants under the 1994 Plan. Termination, amendment or modification of the 1994 Plan will not adversely affect the right of participants under options, stock appreciation rights or restricted stock previously granted, without the consent of the participant.

Vote Required
- -------------
       The affirmative vote of a majority of the votes cast on the proposal by shareholders is required for approval of the 1994 Plan, provided that a majority of the outstanding shares of the Company's Common Stock are voted on the proposal. Assuming such proviso is met, any shares not voted
(whether by broker nonvote or otherwise, except abstention) have no impact on the vote.

       Shares as to which holders abstain from voting will be treated as votes against the proposal. The shares represented by the proxies received will be voted FOR approval of the adoption of the 1994 Plan, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy.

                                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                                    SHAREHOLDERS VOTE "FOR" APPROVAL OF THE
                                  WICOR, INC. 1994 LONG-TERM PERFORMANCE PLAN

                                             SHAREHOLDER PROPOSALS

       Proposals which shareholders of the Company intend to present at the 1995 Annual Meeting of Shareholders must be received by the Company by the close of business on November 10, 1994.

                                                 OTHER MATTERS

       Arthur Andersen & Co. was retained as the Company's independent auditors for the year ended December 31, 1993 and, upon the recommendation of the Audit Committee, the Board has reappointed Arthur Andersen & Co. as independent public accountants for the Company for the year ending December 31, 1994. A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and it is expected that such representative will be available to respond to appropriate questions.

       The Company will file with the Securities and Exchange Commission on or before March 31, 1994, an annual report on Form 10-K for the fiscal year ended December 31, 1993. The Company will provide without charge a copy of this Form 10-K (including financial statements and financial statement schedules, but not including exhibits thereto) to each person who is a record or beneficial holder of shares of Common Stock as of the record date for the Annual Meeting and who submits a written request for it. A request for a Form 10-K should be addressed to Robert A. Nuernberg, Secretary, WICOR, Inc., P.O. Box 334, Milwaukee, Wisconsin 53201.

       Management does not intend to present to the Annual Meeting any matters other than the matters described in this Proxy Statement. Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon in accordance with their best judgment.

       The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers of the Company and regular employees of its subsidiaries. The Company has also retained D.F. King and Company, Inc. to solicit proxies. The estimated cost of such proxy solicitation is $4,500, plus out-of-pocket expenses. The Company may reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold Common Stock.



                                          By Order of the Board of Directors




                                          Robert A. Nuernberg
                                          Secretary

March 10, 1994

APPENDIX 1


                                                  WICOR, INC.
                                        1994 LONG-TERM PERFORMANCE PLAN


Section 1.  Purpose
- -------------------
       The purpose of the WICOR, Inc. 1994 Long-Term Performance Plan (the "Plan") is to enhance the ability of WICOR, Inc. (together with any successor thereto, the "Company") and its Affiliates (as defined below) to attract, retain and motivate key salaried employees upon whom, in large measure, the sustained growth and profitability of the Company depend and to provide incentives to such key salaried employees which are more directly linked to the profitability of the Company's businesses and increases in shareholder value.

Section 2.  Definitions
- -----------------------
       As used in the Plan, the following terms shall have the respective meanings set forth below:

       (a) "Affiliate" shall mean any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company.

       (b) "Award" shall mean any Option, Stock Appreciation Right or Restricted Stock granted under the Plan.

       (c) "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted under the Plan.

       (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

       (e) "Commission" shall mean the United States Securities and Exchange Commission or any successor agency.

       (f) "Committee" shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan and composed of not less than two directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3.

       (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

       (h) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

       (i)  "Incentive Stock Option" shall mean an Option granted under
Section 6(a) of the Plan that is intended to meet the requirements of
Section 422 of the Code, or any successor provision thereto.

       (j) "Key Salaried Employee" shall mean any officer or other key salaried employee of the Company or of any Affiliate who is responsible for or contributes to the management, growth or profitability of the business of the Company or any Affiliate as determined by the Committee.

       (k)  "Non-Qualified Stock Option" shall mean an Option granted under
Section 6(a) of the Plan that is not intended to be an Incentive Stock
Option.

       (l) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

       (m) "Participant" shall mean a Key Salaried Employee designated to be granted an Award under the Plan.

       (n) "Person" shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

       (o) "Released Securities" shall mean Shares of Restricted Stock with respect to which all applicable restrictions have expired, lapsed, or been waived.

       (p) "Restricted Securities" shall mean Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions.

       (q) "Restricted Stock" shall mean any Shares granted under Section 6(c) of the Plan.

       (r) "Rule 16b-3" shall mean Rule 16b-3 as promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

       (s) "Shares" shall mean shares of common stock of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of the Plan.

       (t)  "Stock Appreciation Right" shall mean any right granted under
Section 6(b) of the Plan.

       (u) "Total Shareholder Return" shall mean the appreciation of the price of a share of common stock of the Company, plus the value of dividends paid thereon assuming reinvestment in common stock of the Company.

Section 3.  Administration
- --------------------------
       The Plan shall be administered by the Committee; provided, however, that if at any time the Committee shall not be in existence, the functions of the Committee as specified in the Plan shall be exercised by those members of the Board of Directors of the Company who qualify as "disinterested persons" under Rule 16b-3. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:
(i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards granted to Participants; (iv) determine the terms and conditions of any Award granted to a Participant; (v) determine whether, to what extent, and under what circumstances Awards granted to Participants may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited, or suspended to the extent permitted in Section 7 of the Plan, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award granted to Participants under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;
(vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement); (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder, and any employee of the Company or of any Affiliate.

       The Committee shall solicit and consider the recommendations of the Chief Executive Officer of the Company with regard to, among other things, the designation of Participants, the type of Awards to be granted under the Plan to such Participants and the number of Shares to be subject thereto, and the other terms and conditions of Awards granted to Participants, subject to the limitations of Rule 16b-3.

Section 4.  Shares Available for Award
- --------------------------------------
       (a)  Shares Available --- Subject to adjustment as provided in Section
4(b):

            (i) Number of Shares Available --- The total number of Shares with respect to which Awards may be granted under the Plan shall be 820,000. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which any Award relates, are forfeited or if an Award otherwise terminates, expires or is canceled prior to the delivery of all of the Shares or of other consideration issuable or payable pursuant to such Award and if such forfeiture, termination, expiration or cancellation occurs prior to the payment of dividends or the exercise by the holder of other indicia of ownership of the Shares to which the Award relates, then the number of Shares counted against the number of Shares available under the Plan in connection with the grant of such Award, to the extent of any such forfeiture, termination, expiration or cancellation, shall again be available for granting of additional Awards under the Plan; provided, however, that if an Award covering additional Shares is granted to a Participant in connection with such forfeiture, termination, expiration or cancellation, then the Shares subject to the forfeiture, termination, expiration or cancellation shall be counted against the total number of Shares with respect to which Awards may be granted under the Plan and the maximum number of Shares that may be the subject of Awards granted to individual Participants under the Plan in an amount equal to the number of Shares to which such additional grant relates.

            (ii) Limitation on Awards to Individual Participants --- No Participant shall be granted Awards that could result in such Participant exercising Options for, or Stock Appreciation Rights with respect to, more than 125,000 Shares or receiving more than 25,000 Shares of Restricted Stock under the Plan.

            (iii) Accounting for Awards --- The number of Shares covered by an Award under the Plan, or to which such Award relates, shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan; provided, however, that if Options and Stock Appreciation Rights are granted in tandem and the exercise of either an Option or Stock Appreciation Right results in an offsetting reduction in the number of Options or Stock Appreciation Rights subject to the Award, then the number of Shares to which such Award relates shall only be counted against the number of Shares available for granting Awards under the Plan to the extent of the aggregate number of Shares as to which such Award may be exercised.

            (iv) Sources of Shares Deliverable Under Awards --- Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

       (b) Adjustments --- In the event that the Company shall pay a dividend on its common stock in Shares, effect a stock split, or effect a similar corporate transaction or event that affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the number of Shares subject to the Plan and which thereafter may be made the subject of Awards and the number of Shares subject to outstanding Awards under the Plan, and the exercise and grant prices thereof, shall be equitably adjusted by the Committee/such that the number of Shares, as adjusted, shall bear the same relation to the total number of outstanding shares of common stock of the Company following the transaction or event as immediately prior to such transaction or event; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, however, that the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number.

Section 5.  Eligibility
- -----------------------
       Any Key Salaried Employee, including any executive officer or employee who is also a director of the Company or of any Affiliate, who is not a member of the Committee shall be eligible to be designated a Participant.

Section 6.  Awards
- ------------------
       (a) Options --- The Committee is hereby authorized to grant Options to Participants with the terms and conditions as set forth below and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine; provided, however, that no Option shall be granted, directly or indirectly, in connection with the forfeiture, termination, cancellation or expiration of an Option previously granted under the Plan prior to its normal expiration date if such forfeited, terminated, canceled or expired Option has an exercise price higher than the Option proposed to be granted.

            (i) Exercise Price --- The exercise price per Share under an Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; and provided further, that such exercise price shall not be adjusted following the date of grant of such Option except as provided in Section 4(b) hereof.

            (ii) Option Term --- The term of each Option shall be fixed by the Committee; provided, however, that in no event shall the term of any Option exceed a period of ten years from the date of its grant.

            (iii) Exercisability and Method of Exercise --- An Option shall become exercisable in such manner and within such period or periods and in such installments or otherwise as shall be determined by the Committee. The Committee also shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to any Option may be made or deemed to have been made.

            (iv) Incentive Stock Options --- The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

       (b) Stock Appreciation Rights --- The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement (including whether the Participant will be paid in cash or Shares, or a combination thereof), and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee; provided, however, that the grant price of a Stock Appreciation Right may not be adjusted following the date of grant of such Stock Appreciation Right except as provided in Section 4(b) hereof. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate, including, without limitation, restricting the time of exercise of the Stock Appreciation Right to specified periods as may be necessary to satisfy the requirements of Rule 16b-3.

       (c)  Restricted Stock Awards ---

            (i) Issuance --- The Committee is hereby authorized to grant Awards of Restricted Stock to Participants.

            (ii) Restrictions --- Shares of Restricted Stock granted to Participants shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

            (iii) Performance Criteria --- The restrictions applicable to Company executives and the Chairman and President of each subsidiary of the Company shall be based on the criteria of attaining over a period of at least three years a compounded annual percentage rate of Total Shareholder Return compared to a specified group of gas distribution utilities. The restrictions applicable to other executives of the subsidiaries shall be as determined by the Committee.

            (iv) Registration --- Any Restricted Stock granted under the Plan to a Participant may be evidenced in such manner as the Committee may deem appropriate. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

            (v) Payment of Restricted Stock --- At the end of the applicable restriction period relating to Restricted Stock granted to a Participant, one or more stock certificates for the appropriate number of Shares, free of restrictions, shall be delivered to the Participant, or, if the Participant received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

            (vi) Forfeiture --- Except as otherwise determined by the Committee, upon termination of employment of a Participant (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company.

       (d)  General ---

            (i) No Consideration for Awards --- Awards shall be granted to Participants for no cash consideration unless otherwise determined by the Committee.

            (ii) Award Agreements --- Each Award granted under the Plan shall be evidenced by an Award Agreement in such form (consistent with the terms of the Plan) as shall have been approved by the Committee.

            (iii) Awards May Be Granted Separately or Together --- Awards to Participants under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

            (iv) Limits on Transfer of Awards --- No Award (other than Released Securities), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company); provided, however, that a Participant at the discretion of the Committee may be entitled, in the manner established by the Committee, to designate a beneficiary or beneficiaries to exercise his or her rights, and to receive any property distributable, with respect to any Award upon the death of the Participant.
Each Award, and each right under any Award, shall be exercisable, during the lifetime of the Participant, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative.
No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

            (v) Term of Awards --- Except as otherwise provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

            (vi) Rule 16b-3 Six-Month Limitations --- To the extent required in order to comply with Rule 16b-3 only, any equity security offered pursuant to the Plan may not be sold for at least six months after acquisition, except in the case of death or disability, and any derivative security issued pursuant to the Plan shall not be exercisable for at least six months, except in case of death or disability of the holder thereof. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned or attributed to them under Rule 16b-3.

            (vii) Share Certificates; Representation by Participants --- In addition to the restrictions imposed pursuant to Section 6(c) hereof, all certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Commission, any stock exchange or other market upon which such Shares are then listed or traded, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee may require each Participant or other Person who acquires Shares under the Plan by means of an Award originally made to a Participant to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

Section 7.  Amendment and Termination; Waiver of Conditions
- -----------------------------------------------------------
       (a) Amendments to the Plan --- The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan at any time; provided, however, that no amendment, alteration, suspension, discontinuation or termination of the Plan shall in any manner (except as otherwise provided in this Section 7) adversely affect any Award granted and then outstanding under the Plan without the consent of the Participant; provided further that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation, or termination of the Plan shall be made that would:

            (i) increase the total number of Shares available for Awards under the Plan or the maximum number of Shares with respect to which Awards may be made to individual Participants, except as provided in Section 4(b) hereof;

            (ii) modify the performance criteria pursuant to which Restricted Stock vests;

            (iii) materially increase the benefits accruing to Participants under the Plan; or

            (iv) materially modify the requirements as to eligibility for participation in the Plan.

       (b) Adjustments of Awards Upon Certain Acquisitions --- In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards granted to Participants as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan to Participants as so adjusted.

       (c) Correction of Defects, Omissions, and Inconsistencies --- The Committee may correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it shall deem necessary or desirable to carry the Plan into effect.

Section 8.  General Provisions
- ------------------------------
       (a) No Rights to Awards --- No Key Salaried Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Salaried Employees, Participants, or holders or beneficiaries of Awards under the

Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

       (b) Withholding --- No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to Awards to Participants under the Plan may be settled with Shares (other than Restricted Securities), including Shares that are part of, or are received upon exercise of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Shares, including, without limitation, the establishment of such procedures as may be necessary to satisfy the requirements of Rule 16b-3.

       (c) No Limit on Other Compensation Arrangements --- Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

       (d) Rights and Status of Recipients of Awards --- The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan. Except for rights accorded under the Plan and under any applicable Award Agreement, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

       (e) Unfunded Status of the Plan --- Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

       (f) Governing Law --- The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Wisconsin and applicable federal law.

       (g) Severability --- If any provision of the Plan or any Award Agreement or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan, any Award Agreement or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, any Award Agreement or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan, any such Award Agreement and any such Award shall remain in full force and effect.

       (h) No Fractional Shares --- No fractional Shares or other securities shall be issued or delivered pursuant to the Plan, any Award Agreement or any Award, and the Committee shall determine (except as otherwise provided in the Plan) whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights thereto shall be canceled, terminated, or otherwise eliminated.

       (i) Headings --- Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 9.  Effective Date of the Plan
- --------------------------------------
       The Plan shall be effective as of March 1, 1994, subject, however, to the approval of the Plan by the shareholders of the Company at the next annual meeting of shareholders, or any adjournment thereof, within twelve months following the date of adoption of the Plan by the Board of Directors of the Company.

Section 10.  Term of the Plan
- -----------------------------
       No Award shall be granted under the Plan after March 1, 2004. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and, to the extent set forth in the Plan, the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or restrictions with respect to any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.

                                                   [X] Please mark your
                                                      votes as this
                                                     WICOR
                                             VOTING AUTHORIZATION
- ----------------------------------------------------------------------------
  The Board of Directors recommends a vote FOR all nominees in Item 1 and
FOR Item 2.
- ----------------------------------------------------------------------------
1.  Election of the following nominees          2. To approve and adopt the
    as WICOR, directors for three-year terms:      WICOR Inc. 1994 Long-Term
                                                   Performance Plan
    Willie D. Davis, James L. Forbes,
    Guy A. Osborn, and William B. Winter

    FOR all nominees         WITHHOLD
    (except as marked        AUTHORITY
    to the contrary)     to vote for all nominees        FOR  AGAINST  ABSTAIN
         / /                    /  /                     / /    / /     / /
    (Instruction: To withhold authority to vote for
     any nominee write the name below)
    -----------------------------------------------

    . . . . . . . . . . . . . . . . . . . . . . . .  Please check this box if
    .                                             .  you plan to attend the
    .                                             .  annual meeting
    .                                             .                / /
    .                                             .
    .                                             .   This Voting Authoriza-
    .                                             .  tion is Solicited by the
    .                                             .  Board of Directors
    . . . . . . . . . . . . . . . . . . . . . . . .

Signature(s) _________________________________    Date __________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                        FOLD AND DETACH HERE
March 10, 1994

Dear WICOR Shareholder:

Enclosed is a notice of WICOR's annual shareholders meeting, coming up April 28, 1994, in Milwaukee. Also enclosed is a proxy statement and voting authorization card. You have already received a copy of the 1993 WICOR annual report.

It's important that you fill out and return the authorization card as soon as possible. It entitles you, as an owner of WICOR common stock through our company's savings plan, to vote your interest at the annual meeting.

Filing out the card directs Citibank, N.A., as Trustee of your shares held in the savings plan as of February 22,1994, to vote them on your behalf. You must return your marked and signed card in order to have the Trustee vote your shares.

The WICOR Board of Directors urges you to exercise this right to vote. To make sure your vote counts, and to prevent the expense of WICOR sending further reminder notices, please mark and sign your voting authorization card now and return it to Citibank in the enclosed envelope.

Thank you.

Sincerely,

Robert A. Nuernberg
Secretary
YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE WICOR SHAREHOLDERS ANNUAL MEETING, MARK YOUR VOTES ON THE ENCLOSED VOTING AUTHORIZATION CARD, DATE IT, SIGN IT EXACTLY AS YOUR NAME APPEARS AND RETURN IT TODAY IN THE ENCLOSED ENVELOPE.

                                                     WICOR

                                             VOTING AUTHORIZATION


The undersigned acknowledges receipt of the WICOR, Inc. Annual Report for 1993 and the proxy solicitation material relative to the Annual Meeting of Shareholders of WICOR, Inc. to be held April 28, 1994. As to my interest in the Common Stock of WICOR, Inc. held by Citibank, N.A., the Trustee under the Wisconsin Gas Company Non-Union Employees' Savings Plan, Wisconsin Gas Company Local 6-18 Savings Plan and Wisconsin Gas Company Local No. 1 Savings Plan, I hereby instruct the Trustee to vote as indicated on the reverse side.



The shares represented by this authorization will be voted as directed by the undersigned. If no direction is given when the duly executed authorization is returned, the Trustee cannot vote such shares.



THIS VOTING AUTHORIZATION IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF WICOR, INC., APRIL 28, 1994.

                                    (continued on the reverse side)

                                                       /X/  Please mark your
                                                             votes as this
                                                     WICOR
                                                     PROXY
______________
Account Number

- ----------------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR
Item 2.
- ----------------------------------------------------------------------------

1. Election of the following nominees         2.  To approve and adopt the
    directors for three-year terms:               WICOR, Inc. 1994 Long-Term
    Willie D. Davis, James L. Forbes,             Performance Plan
    Guy A. Osborn, and William B. Winter

    FOR all nominees           WITHHOLD
    (except as marked          AUTHORITY
    to the contrary)    to vote for all nominees     FOR   AGAINST   ABSTAIN
         / /                      / /                / /     / /       / /

    (Instruction: To withhold authority to vote for
     any nominee write the name below)
    -----------------------------------------------
. . . . . . . . . . . . . . . . . . .     Please check this box if you plan
.                                   .        to attend the annual meeting
.                                   .                      [  ]
.                                   .
.                                   .       This Proxy is Solicited by the
.                                   .             Board of Directors
. . . . . . . . . . . . . . . . . . .

Signature(s) ____________________________________    Date __________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - -
                                        FOLD AND DETACH HERE
March 10, 1994

Dear WICOR Shareholder:

We're pleased to send you the enclosed 1993 annual report and proxy materials. I hope you'll find the annual report interesting and informative, and that you'll exercise your right to vote at the annual meeting by returning your proxy card promptly.

I'd also like to invite you to attend WICOR's Annual Meeting of Shareholders on Thursday, April 28, 1994. This year's meeting will be held a the Italian Community Center, 631 East Chicago Street, Milwaukee, Wisconsin, beginning at 2:00 p.m. (Central Time). A map with directions to the center is on the reverse side of this letter. Free parking is available in a lot on the south side of the building.

At the meeting, we will elect directors and consider a proposal to adopt a long-term performance plan for key employees. As an investor in WICOR, you have a right and a responsibility to vote on issues affecting your company. Regardless of whether you plan to attend the annual meeting, please mark the appropriate boxes on the proxy form, and then date, sign and promptly return
the form in the enclosed, postage-paid envelope.   If you sign and return
the proxy form without specifying your choices, your shares will be voted according to the recommendations of your board of directors.

If you plan to attend the annual meeting, please check the appropriate box on the proxy card. We welcome your comments and suggestions, and we will provide time during the meeting for questions from shareholders. I hope to see you on April 28.

Sincerely,


George E. Wardeberg
President and Chief Executive Officer

                                                     WICOR

                                   COMMON SHAREHOLDER PROXY

The undersigned hereby appoints George E. Wardeberg and Joseph P. Wenzler, and each of them, as proxy with the power of substitution (to act by a majority present or if only one acts then by that one) to vote for the undersigned as indicated on the reverse side and in their discretion on such other matters as may properly be considered at the Annual Meeting of Shareholders of WICOR, Inc. to be held Thursday, April 28, 1994, at 2:00 P.M., at the Italian Community Center, 631 E. Chicago Street, Milwaukee, Wisconsin, and at any adjournments thereof.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Item 1 and "FOR"
Item 2 described on the reverse side.

Please mark, date and sign on the reverse side exactly as name appears and return in the enclosed postage-paid envelope. If shares are held jointly, each shareholder named should sign. If signing as attorney, administrator, executor, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer.



THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF WICOR, INC., APRIL 28, 1994.

                                        (continued on the reverse side)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -




                                 Map of downtown Milwaukee, Wisconsin, showing
                                          location of annual meeting